Exhibit 99.1

SandRidge Energy, Inc. Announces New $600 Million Reserve Based Credit Facility with $425 Million Borrowing Base and Conversion of its $264 Million Mandatorily Convertible Notes

OKLAHOMA CITY, February 13, 2017 /PRNewswire/ — SandRidge Energy, Inc. (NYSE: SD) today announced that it has entered into a new $600 million reserve based credit facility with a $425 million borrowing base (the “Refinancing”) effective February 10, 2017.

The Refinancing amended the terms of the prior credit facility and provides the Company with, among other things:

•	an increased principal commitment to $600 million from $425 million;

•	a $425 million conforming borrowing base;

•	a $50 million increase in available cash (representing the release of $50 million in escrow to the Company);

•	an elimination of certain negative covenants, such as the PDP asset coverage ratio, $20 million minimum liquidity requirement and limitations on capital expenditures;

•	conventional semi-annual borrowing base redeterminations beginning October 1, 2017;

•	a total net leverage ratio covenant of 3.50:1.00 and an interest coverage ratio covenant of 2.25:1.00; and

•	a maturity date of March 31, 2020.

Conversion of Mandatorily Convertible Notes

The Company also announced that the Refinancing triggered a mandatory conversion under the terms of the Company’s indenture governing the 0.00% convertible senior subordinated notes due 2020 (the “Notes”). Upon settlement of the mandatory conversion, the remaining $264 million principal amount of outstanding Notes will convert into approximately 14.1 million shares of the Company’s common stock, bringing the total amount of shares outstanding to approximately 35.9 million shares. Settlement is expected to occur on February 15, 2017.

Additional information regarding the new credit facility and its terms is contained in a Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2017.

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth-oriented projects in the U.S. Mid-Continent and Niobrara Shale.

CONTACT:

Duane M. Grubert

EVP – Investor Relations and Strategy

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-5515